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                                                                   EXHIBIT 10.19

                             Boykin Lodging Company
                           Key Employee Severance Plan



                                    ARTICLE 1

                             PURPOSE AND DEFINITIONS
                             -----------------------

1.1. PURPOSE. The purpose of this Boykin Lodging Company Key Employee Severance Plan ("Plan") is to protect a certain group of key employees against an involuntary loss of employment under certain circumstances following a change in control of Boykin Lodging Company. To the extent that the Plan is considered to be a plan for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), it shall be considered an unfunded plan maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees, within the meaning of U.S. Department of Labor Regulations Section 2520.104-24.

1.2. DEFINITIONS. The following words and phrases as used herein shall have the following meanings, unless a different meaning is required by the context:

         "Annual Compensation" shall mean, with respect to a Participant, the Participant's gross annual base salary at the rate in effect on the date of a Change of Control (as defined herein).

         "Benefits" shall mean:

                  (a) Continuation of the medical, disability, dental and all other group insurance benefits provided to the Participant by the Company at the date of termination (or, in the event the Company is unable to continue these benefits, payment of amounts necessary for the Participant to obtain them);

                  (b) Continuation of the payment of the Participant's vehicle allowance in an amount equal to the allowance in effect upon the date of termination.

                  In the case of the Chief Executive Officer -

                  (c) Continuation of the payment of the Participant's regular membership fees and dues for any country club, one golf club and one downtown business club; and

                  (d) Provision of office space, at no expense to Participant, suitable to the Participant's status as the former Chief Executive Officer of the Company, including a full-time secretary and other customary office support functions.

"Board of Directors" or "Board" shall mean the Board of Directors of the Company as constituted at any time.

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"Cause" shall mean any act or any failure to act on the part of a Participant which constitutes a felony for which the Participant is convicted or pleads NOLO CONTENDERE.

"Change of Control" with respect to the company shall be deemed to have taken place if any of the following events occur:

         (a) The Board of Directors or shareholders of the Company approve a consolidation or merger that results in the shareholders immediately prior to the transaction giving rise to the consolidation or merger owning less than 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity immediately after the consummation of the transaction giving rise to the merger; or

         (b) The Board of Directors or shareholders of the Company approve the sale of substantially all of the assets of the Company or the liquidation or dissolution of the Company; or

         (c) Any person or other entity (other than the Company or a Subsidiary or any Company employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any common shares of the Company (or securities convertible into common shares of the Company) pursuant to a tender or exchange offer without the prior consent of the Board of Directors, or becomes the beneficial owner of securities of the Company representing more than 50% of the voting power of the Company's outstanding securities; or

         (d) During any two-year period, individuals who at the beginning of such period constitute the entire Board of Directors cease to constitute two-thirds of the Board of Directors, unless the election or nomination for election of each new director is approved by at least two-thirds of the directors then still in office who were directors at the beginning of that period.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Committee" shall mean the Compensation Committee of the Board.

"Company" shall mean Boykin Lodging Company and any successors thereto by merger, consolidation, liquidation or other reorganization.

"Good Reason" shall mean the occurrence, on or after a Change of Control, of any of the following with respect to a Participant or his or her status, position, responsibilities or compensation existing immediately prior to that Change of Control, unless the Participant has consented thereto in writing: (i) any limitation of the Participant's responsibilities or duties, or any demotion in the Participant's position, (ii) any removal of the Participant from, or failure to re-elect the Participant to, any of the positions with the Company held by the Participant except in conjunction with an election or appointment to an equal or higher position, (iii) any reduction in the salary, incentive compensation and other employee benefits, taken as a whole, (iv) any material increase in the Participant's travel obligations, or (v) any change in the Participant's


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principal work location or the location of the Participant's primary work group by more than 50 miles from such Participant's or primary work group's current location.

"Involuntary Termination" shall mean (i) a termination by the Company of a Participant's employment for any reason other than Cause or (ii) the resignation by a Participant from his or her employment with the Company for Good Reason.

"Participant" shall mean any employee who is entitled to participate in the Plan in accordance with Sections 2.1 and 2.2.

"Severance Amount" shall mean the amount determined pursuant to Section 3.1.

"Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                                    ARTICLE 2

                          ELIGIBILITY AND PARTICIPATION
                          -----------------------------

2.1 ELIGIBILITY. Each employee of the Company whose title is listed on SCHEDULE A hereto and any other employee of the Company who has been approved by the Compensation Committee for participation in the Plan shall be eligible to become a Participant pursuant to Section 2.2.

2.2 PARTICIPATION. The Company shall, as soon as practicable after the effective date of the Plan, prepare and send a letter of participation ("Participation Letter") to each employee who is eligible to participate in the Plan. An employee shall not become a Participant unless and until he or she signs and agrees to his or her Participation Letter and the terms and conditions of the Plan.

                                    ARTICLE 3

                                    BENEFITS
                                    --------

3.1 AMOUNT OF SEVERANCE BENEFIT. The Severance Amount to which a Participant shall be entitled under the Plan shall be equal to the Participant's Annual Compensation multiplied by -

                  - four and thirty-five one-hundredths (4.35) for the Chief Executive Officer;
                  - two and seventy one-hundredths (2.70) for the Chief Operating Officer; and
                  - one and eighty-four one-hundredths (1.84) for the Chief Financial Officer, Senior Vice Presidents and Vice Presidents.

3.2 ENTITLEMENT; PAYMENT OF SEVERANCE AMOUNT IN LUMP SUM; PAYMENT OF BENEFITS. In the event a Participant's employment with the Company terminates within two years after a Change of Control due to an Involuntary Termination, the Severance Amount shall be paid in a lump sum by the Company upon or immediately following the Participant's Involuntary Termination. In addition, the Company shall provide the Participant with the Benefits for a period of -

                  -        thirty-six (36) months for the Chief Executive
                           Officer;

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         -        twenty-four (24) months for the Chief Operating Officer; and

         - eighteen (18) months for the Chief Financial Officer, Senior Vice Presidents and Vice Presidents

         following the Involuntary Termination.

3.3 EXCESS PARACHUTE TAX GROSS-UP. To provide the Participant with adequate protection in connection with the Participant's ongoing employment with the Company, the Company provides the Participant with various benefits pursuant to this Plan and otherwise. On or following a "Change in Control," within the meaning of Section 280G of the Code, it is possible that a portion of those benefits might be characterized as "excess parachute payments," within the meaning of Section 280G of the Code. The Company acknowledges that the protections set forth in this
         Section 3.3 are important, and it is agreed that the Participant should not have to bear the burden of any excise tax that might be levied under Section 4999 of the Code in the event that a portion of the benefits payable to the Participant pursuant to this Plan or otherwise are treated as excess parachute payments. The following shall therefore apply:

         (a) Notwithstanding any other provision of this Plan to the contrary, if it shall be determined that any payment or benefit provided by the Company and any other person to or for the benefit of the Participant (whether paid or payable or provided or providable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 3.3) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to or on behalf of the Participant an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest or penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

         (b) All determinations required to be made under this Section 3.3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent public accounting firm with a national reputation in the United States that is selected by the Company (the "Accounting Firm") which shall provide detailed support and calculations both to the Participant and to the Company within fifteen (15) business days after the receipt of notice from the Company that there has been a Payment, which notice shall be provided by the Company to the Accounting Firm within three (3) business days of such Payment. The amount of any Gross-Up Payment shall be paid in a lump sum within seven days following such determination by the Accounting Firm. In the event that the Accounting Firm's determination is not finally accepted by the Internal Revenue Service upon any audit, then an


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                  appropriate adjustment, including penalties and interest, if any, shall be computed (with an additional Gross-Up Payment, if applicable) by the Accounting Firm based upon the final amount of the Excise Tax so determined. Such adjustment shall be paid by the appropriate party in a lump sum within seven days following the computation of such adjustment by the Accounting Firm. All fees and expenses of the Accounting Firm and all costs associated with any audit by the Internal Revenue Service or any other taxing authority shall be borne solely by the Company.

3.4 WITHHOLDING. Payments under the Plan are subject to such federal, state and local income tax withholding and all other federal, state and local taxes as are applicable. The Company shall withhold from any payments it makes all applicable federal, state and local withholding taxes.

                                    ARTICLE 4

                                     CLAIMS

4.1 CLAIMS PROCEDURE. If any Participant has a claim for benefits which are not being paid, such claimant may file with the Committee a written claim setting forth the amount and nature of the claim, supporting facts, and the claimant's address. The Committee shall notify each claimant of its decision in writing by registered or certified mail within 30 days after its receipt of a claim, unless otherwise agreed by the claimant. If a claim is denied, the written notice of denial shall set forth the reasons for such denial, refer to pertinent Plan provisions on which the denial is based, describe any additional material or information necessary for the claimant to realize the claim, and explain the claim review procedure under the Plan.

4.2 CLAIMS REVIEW PROCEDURE. A claimant whose claim has been denied or such claimant's duly authorized representative may file, within 60 days after notice of such denial is received by the claimant, a written request for review of such claim by the Committee. If a request is so filed, the Committee shall review the claim and notify the claimant in writing of its decision within 30 days after receipt of such request. In special circumstances, the Committee may extend for up to 15 additional days the deadline for its decision. The notice of the final decision of the Committee shall include the reasons for its decision and specific references to the Plan provisions on which the decision is based. The decision of the Committee may be appealed only pursuant to
         Section 6.9.

                                    ARTICLE 5

                                 ADMINISTRATION

5.1 PLAN ADMINISTRATOR. The Company shall be the Plan Administrator and shall administer the Plan through the Committee.

5.2 POWERS. The Committee shall have the power to do all things necessary or convenient to effect the intent and purposes of the Plan, whether or not such powers are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have authority, in its judgment, to:



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         (a)      provide rules for the management, operation and administration of the Plan, and, from time to time, amend or supplement such rules;

         (b) construe the Plan in good faith to the fullest extent permitted by law;

         (c) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its reasonable discretion to carry the same into effect; and

         (d) make determinations as to a Participant's eligibility for benefits under the Plan, including determinations as to Cause and Good Reason.

5.3 BINDING AUTHORITY. The decisions of the Committee shall be final and conclusive for all purposes of the Plan, subject to any appeal or review pursuant to Section 4.2 or 6.9.

5.4 EXCULPATION. No member of the Board or Committee shall be directly or indirectly responsible or otherwise liable by reason of any action or default in connection with the Plan, or by reason of the exercise of or failure to exercise any power or discretion in connection with the Plan, except for any action, default, exercise or failure to exercise in connection with the Plan resulting from such member's bad faith, gross negligence or willful misconduct. No member of the Board or Committee shall be liable in any way for the acts or defaults of any other member of the Board, or any of its advisors, agents or representatives.

5.5 INDEMNIFICATION. The Company shall indemnify and hold harmless each member of the Board and Committee against any and all expenses and liabilities in connection with the Plan arising out of his membership on the Board or Committee, except for expenses and liabilities arising out of a member's bad faith, gross negligence or willful misconduct.

5.6 COMPENSATION AND EXPENSES. Members of the Board or Committee who are employees of the Company shall not receive any compensation for their services rendered as such members. The Company shall pay for all expenses of the Board and Committee and their respective members reasonably incurred in connection with the Plan, including but not limited to legal expenses.

5.7 INFORMATION. The Company shall furnish to the Committee in writing all information the Committee may deem appropriate for the exercise of its powers and duties in the administration of the Plan. Such information shall be conclusive for all purposes of the Plan, and the Committee shall be entitled to rely thereon without any investigation thereof.

                                    ARTICLE 6

                               GENERAL PROVISIONS
                               ------------------

6.1 NON-PROPERTY INTEREST. All benefits payable under the Plan shall be paid out of the general assets of the Company. Any Participant who may have or claim any interest in or right to any compensation, payment or benefit payable hereunder, shall have solely the status of a general unsecured creditor of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future. Nothing herein contained shall be construed to give to or vest in the Participant or any other person now



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         or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract or other property of any kind whatsoever owned by the Company, or in which the Company may have any right, title or interest now or at any time in the future. It is the intention of the Company and Participants that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

6.2 OTHER RIGHTS. The Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan; provided, however, that, a Participant shall not be entitled to any severance benefits under any other plan or policy of the Company or any other agreement between the Participant and the Company, including any salary continuation or other post-termination benefits under an employment agreement between the Participant and the Company, with respect to any termination of employment for which the Participant is entitled to benefits under the Plan. Notwithstanding any other provision of the Plan, the Company may require a Participant who is a party to any such plan, policy or agreement to execute an appropriate release with respect to such agreement as a condition to the receipt of a Severance Amount under the Plan. For purposes of the prohibition on duplicative benefits under this Section 6.2, benefits under a vacation or sick pay policy, if any, shall not be deemed to be severance benefits.

6.3 AMENDMENT OR TERMINATION. The Plan may be amended, modified, suspended, or terminated (any such action, a "Revision") by the Company at any time and from time to time by action of the Board; PROVIDED, HOWEVER, that any Revision made prior to September 30, 2001 shall be effective only with respect to Participants who have given prior written consent to such Revision; and, PROVIDED, FURTHER, that any Revision made on or after September 30, 2001 shall be effective (i) with respect to all Participants, only if all Participants are given at least 365 days advance written notice of the Revision and the Revision is made effective as of an anniversary date of September 30, 1999, and (ii) if the conditions of clause (i) are not satisfied, only with respect to Participants who have given prior written consent to such Revision.

6.4 SEVERABILITY. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.

6.5 NO EMPLOYMENT RIGHTS. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Board or the Committee shall be held or construed to confer upon any employee the right to a continuation of employment by the Company. Subject to any applicable employment agreement, the Company reserves the right to dismiss any employee, or otherwise deal with any employee to the same extent as though the Plan had not been adopted.

6.6 INCAPACITY. If the Committee determines that a Participant is unable to care for his or her affairs because of illness or accident, any benefit due the Participant may be paid to the Participant's spouse or to any other person deemed by the Committee to have incurred expense for such Participant (including a duly appointed guardian, committee or other legal representative), and any such payment shall be a complete discharge of the Company's obligation hereunder.



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6.7      TRANSFERABILITY OF RIGHTS. The Company shall have the unrestricted right to transfer its obligations under the Plan with respect to one or more Participants to any person, including, but not limited to, any purchaser of all or any part of the Company's business. A Participant's rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant shall, in the sole discretion of the Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant to any portion of the Plan benefits not previously paid.

6.8 GOVERNING LAW. The Plan shall be construed, administered, and enforced according to the laws of the State of Ohio, except to the extent that such laws are preempted by the federal laws of the United States of America.

6.9 ARBITRATION OF ALL DISPUTES. Any controversy or claim arising out of or relating to the Plan, after exhaustion of the procedures under Article IV, shall be settled exclusively by arbitration in the City of Cleveland, Ohio. The arbitration shall be conducted in accordance with the then existing rules of the American Arbitration Association. The arbitrators shall not have the power to add to or delete from or otherwise amend the provisions of the Plan. If the Participant is dissatisfied with the written decision of the Committee under Section 4.2, the Participant shall have the right to appeal the matter to arbitration pursuant to this Section 6.9. A demand for arbitration must be submitted in writing to the Committee within 120 days after receipt of the Committee's written decision under Section 4.2. If an arbitration is demanded, the Committee shall submit to the arbitrators a certified copy of the record upon which the Committee's decision was made. The decision rendered by the arbitrators shall be final and binding upon all parties. The costs and expenses of the arbitration shall be borne by each respective party; provided, however, that the arbitrators shall award costs and expenses to the Participant if the Participant is the prevailing party. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

6.10 GENDER NEUTRALITY. The masculine pronoun shall be deemed to include the feminine, and the singular number shall be deemed to include the plural unless a different meaning is plainly required by the context.

6.11 EFFECTIVE DATE. The Plan was authorized and adopted by the Board and shall be effective at September 30, 1999.


                                            BOYKIN LODGING COMPANY

                                            By: /s/  Robert W. Boykin
                                                --------------------------------
                                            Title:
                                                  ------------------------------

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                                   Schedule A
                                   ----------

                                     Titles
                                     ------



         Chief Executive Officer
         Chief Operating Officer
         Chief Financial Officer
         Senior Vice President
         Vice President



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